Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Marketing
800-818-1498

TeamHealth Grows Anesthesia Division with Acquisition of Anesthesia Services, Inc.

(KNOXVILLE, Tenn.) September 8, 2011 –Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) today announced the acquisition of the operations of Anesthesia Services, Inc. (“Anesthesia Services”), a leading outsourced anesthesiology physician management practice. Based in Colorado, Anesthesia Services and its related entities and clinicians provide comprehensive anesthesia and pain management services to eight facilities in the greater Denver region.

“Anesthesia Services has been serving Denver’s healthcare providers for more than 30 years,” said Elliott “Skip” Wohlner, M.D., founder and president of Anesthesia Services. “By partnering with TeamHealth, we will have a deeper pool of proven resources to better serve our hospital partners, surgeon customers and affiliated clinicians as they work to meet the healthcare needs of the growing Denver community.”

“Anesthesia Services has a reputation for quality, service and being a true partner to hospitals in the Denver region. We are pleased to have a group of their caliber join TeamHealth,” said Steven M. Gottlieb, M.D., CEO of TeamHealth Anesthesia. “Our partnership with Anesthesia Services establishes TeamHealth Anesthesia’s footprint in Colorado with a high-quality group of well-established professionals.”

“The addition of Anesthesia Services to TeamHealth underscores our commitment to partner with successful, high-quality physician groups and our ongoing focus to grow our anesthesia service line,” said Greg Roth, president and CEO, TeamHealth.

About Anesthesia Services

Founded in 1979, Anesthesia Services is a leading outsourced anesthesiology physician management group whose 46 anesthesiologists and 36 CRNAs serve five hospitals and three ambulatory surgery centers in the greater Denver, Colo., area.

About TeamHealth

TeamHealth (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s approximately 6,600 affiliated healthcare professionals provide emergency medicine, anesthesiology, hospital medicine, and pediatric staffing and management services to more than 700 civilian and military hospitals, clinics and physician groups in 45 states. The term “TeamHealth” as used throughout this release includes TeamHealth, Inc., and all of its related entities, companies, affiliates, subsidiaries and affiliated physician groups.

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